CAROLINA STATE BANK

                           316 SOUTH LAFAYETTE STREET
                          SHELBY, NORTH CAROLINA 28150
                            TELEPHONE: (704) 480-4444

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                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               _______, ________, 1997
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To the Shareholders:

         Notice is hereby given that a Special Meeting of the Shareholders of Carolina State Bank (the "Corporation") will be held at _:00 p.m., local time on _______, ________, 1997 at the main office of the Bank, located at 316 South Lafayette Street, Shelby, Cleveland County, North Carolina, or at any adjournment thereof, for the following purposes:

         1. To approve the Agreement and Plan of Merger between Carolina State Bank and First Charter Corporation dated August 15, 1997, and the merger of Carolina State Bank into First Charter National Bank.

         2. To transact such other businesses as may properly come before the meeting or any adjournment or adjournments thereof.

         Shareholders of record at the close of business on ________, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof. The Corporation's stock transfer books will not be closed.

         Shareholders are urged to complete, date, sign, and return promptly the enclosed proxy in the enclosed pre-paid envelope. It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. If you return the enclosed proxy, you may nevertheless attend the meeting and vote in person, in which case your returned proxy will be disregarded.

                       By order of the Board of Directors


                              John J. Godbold, Jr.
                                                     President

Dated:  ________, 1997